Exhibit 23.1

KPMG LLP Suite 900 10 South Broadway St. Louis, MO 63102-1761

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 10, 2025, with respect to the consolidated financial statements of Emerson Electric Co., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP
KPMG LLP
St. Louis, Missouri
November 10, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.

Exhibit 23.1